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                                                                   EXHIBIT 10.31

February 27, 2003

David Feste
5145 Russell Ave S
Minneapolis, MN 55410

Dear Dave:

         This letter will confirm our discussions and agreements regarding the transition and termination of your employment with CIMA LABS INC. (the "Company").

         1. Employment. Your employment with the Company will end by mutual agreement effective June 30, 2003 (the "Separation Date"). Your status as Chief Financial Officer of the Company ("CFO") will end effective March 31, 2003. You will continue to perform the responsibilities of CFO from now through March 31, 2003. Thereafter until the Separation Date, you will perform such transition duties consistent with your former position as CFO as may be requested by the Company. Such transition duties requested by the Company will not exceed eight days per month and will be performed by you at times mutually agreed upon with the Company. Between now and the Separation Date, the Company may terminate your employment only for "cause," as defined in the Employment Agreement between you and the Company, dated as of January 26, 2001 (the "Employment Agreement"). In the event of termination by the Company for "cause," the Company shall have no further obligation to you under this letter agreement except to pay your base salary and benefits accrued through the date of termination.

         2. Compensation. While you are so employed by the Company, you will continue to receive base salary at your current annual rate of $203,970 and those benefits as set forth in Section 3(c), (d), (e), and (g) of the Employment Agreement. Except as provided in paragraph 3(c) of this letter agreement below, you will not be eligible for any incentive bonus for calendar year 2003.

         3. Severance Pay. If you sign the enclosed Release By David Feste (the "Release") within 21 days following the Separation Date and do not rescind the Release within 15 days after signing it, and subject to your complying with all terms of this letter agreement, the Company will provide you with the following benefits:

                  a. The Company will pay you severance pay equal to your final base salary at the annual rate of $203,970 for a period of six months. Thereafter, if you have not obtained other employment by December 31, 2003, then the Company will continue to pay you severance pay at the same rate until the earlier of (i) March 31, 2004 and (ii) the date you obtain other employment. Such severance pay will subject to normal tax withholdings and will be paid by the Company in accordance with its regular payroll schedule. You agree to diligently seek employment following the Separation Date and to promptly report any employment to the Company in writing within three (3) days of acceptance of such employment.

                  b. If following the Separation Date you elect to continue your group medical and dental insurance in accordance with the terms of the applicable plans and laws, the Company

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will continue to pay its portion of the monthly premiums for such coverage up to nine (9) months following the Separation Date as if you were still employed by the Company. Your continued coverages will be at the same level as in effect as of the Separation Date and dependent coverages may be added in connection with a qualifying event in accordance with the applicable plans and laws. The portion of the premiums that shall be paid by the Company if dependent coverage is added will also be that portion that the Company would pay if you were still an employee of the Company. The Company's obligation to make such premium payments shall commence after the rescission period has expired and shall cease immediately if you become eligible for other health or dental (as applicable) insurance benefits through a new employer. The Company shall deduct your contributions for the monthly premiums from the severance pay described in paragraph 3(a) above of this letter agreement. You agree to notify the Company in writing within three (3) days of your acceptance of any employment that provides health or dental insurance benefits.

                  c. The Company will pay you a prorated annual bonus for calendar year 2003, in the amount of $25,496.25, less normal tax withholdings. Such bonus payment will be paid at the same time as annual bonus payments are paid to other management employees of the Company for calendar year 2003, but in no event later than March 31, 2004.

         4. Stock Options. You currently have options to purchase shares of the Common Stock of the Company in accordance with the following schedule, assuming your continued employment with the Company through the Separation Date:

                                                         Amount
  Date of          Exercise          Number of      Exercisable as of
   Grant            Price         Shares Granted         6/30/03
-----------        --------       --------------    -----------------
  2/28/00          $18.6875           50,000             25,000
  5/16/00            $15.00           86,000             57,333
 12/31/00            $66.00           75,000             50,000

You agree and acknowledge that all of your options to purchase the Company's Common Stock are listed above and will lapse and cease to be outstanding 90 days following the Separation Date, unless previously exercised in accordance with the terms of the applicable option agreement and the Equity Incentive Plan (and subject to adjustment if your employment terminates before the Separation Date).

         5. Press Release. The Company will not issue a press release announcing your departure from the Company without your advance approval of the text of such release. Such approval will not be unreasonably withheld by you.

         6. Your Obligations. You shall continue to be obligated to comply with each of the terms of Sections 5, 6, 7, and 8 of the Employment Agreement, provided, however, that the second sentence of Section 7 of the Employment Agreement shall be amended to state as follows:

                  The Employee therefore agrees that for a period of one (1) year from the date of termination of his employment with the Company, the Employee


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                  shall not operate, join, control, be employed by, or
                  participate in ownership, management, operation, or control of, or be connected in any manner as an independent contractor, consultant, or otherwise, with any person or organization engaged in the design, development, manufacture, distribution, marketing or selling of pharmaceutical products using fast-dissolve drug delivery technologies within the United States.

         7. Company Obligations. The sole obligations of the Company will be its obligations as set forth in this letter agreement, except as otherwise provided by law. This letter agreement represents the entire agreement between you and the Company and supersedes all prior negotiations, discussions, communications and agreements.

         8. Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this letter agreement shall be governed by the laws of the State of Minnesota.

                                    * * * * *

         This letter agreement is intended to state all the terms of the conclusion of your employment by the Company. Please indicate your acceptance of all such terms by signing both copies of this letter agreement and returning one copy to the undersigned.

                                            Sincerely,

                                            CIMA LABS INC.

                                            /s/Steven Ratoff
                                            Steven Ratoff
                                            Member, Board of Directors

On this 27th day of February, 2003, I, David A. Feste, hereby accept and agree to the terms of the above letter agreement and further acknowledge that I have 21 days after the Separation Date to decide whether to sign the enclosed Release. I also hereby specifically confirm (a) that I am being advised by the Company to seek independent advice from legal counsel of my own selection in connection with this letter agreement and the Release (and that I have had adequate opportunity to do so); and (b) that I have not relied to any extent on any statement or other communication from any shareholder, director, officer, employee, attorney or agent of the Company in connection herewith.

/s/David A. Feste                                                   2/27/03
-----------------------------------------                           -------
David A. Feste                                                      Dated



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

                            RELEASE BY DAVID A. FESTE

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

         A. I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

         B. CIMA means CIMA LABS INC., any company related to CIMA LABS INC. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of CIMA LABS INC.

         C. Company means CIMA; the present and past officers, directors, committees, shareholders, and employees of CIMA; any company providing insurance to CIMA in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by CIMA (other than multiemployer plans); the attorneys for CIMA; and anyone who acted on behalf of CIMA or on instructions from CIMA.

         D. Letter Agreement means the letter agreement from CIMA dated February __, 2003 and accepted by me, including all of the documents attached to the Letter Agreement.

         E. My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

                  1. all claims arising out of or relating to my employment with
                     CIMA or the termination of that employment;

                  2. all claims arising out of or relating to the statements, actions, or omissions of the Company;

                  3. all claims for any alleged unlawful discrimination,
                     harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, 42 U.S.C. ss. 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Fair Credit Reporting Act, and workers' compensation non-interference or non-retaliation statutes (such as Minn. Stat. Section 176.82);

                  4. all claims for alleged wrongful discharge; breach of
                     contract; breach of implied contract; failure to keep any promise; breach of a covenant of

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
                     good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a "whistleblower"; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

                  5. all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

                  6. all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

                  7. all claims for attorneys' fees, costs, and interest.

                  However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any claims for indemnification under the charter documents of the Company or under any applicable state or federal statute, or any claims for breach of the Letter Agreement.

AGREEMENT TO RELEASE MY CLAIMS. I will receive consideration from CIMA as set forth in the Letter Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from CIMA if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though CIMA will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

ADVICE TO CONSULT WITH AN ATTORNEY. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release and I have done so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

PERIOD TO CONSIDER THE RELEASE. I understand that I have 21 days following my last day of employment with the Company to consider whether I wish to sign this

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
 Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

MY RIGHT TO RESCIND THIS RELEASE. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

PROCEDURE FOR ACCEPTING OR RESCINDING THE RELEASE. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to CIMA by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to CIMA by hand or by mail within the 15-day rescission period. All deliveries must be made to CIMA at the following address:

                                    Ronald Gay
                                    CIMA LABS INC.
                                    10000 Valley View Road
                                    Eden Prairie, MN 55344

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to CIMA at the address stated above.

INTERPRETATION OF THE RELEASE. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

MY REPRESENTATIONS. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with CIMA. No child support orders, garnishment orders, or other orders requiring that money owed to me by CIMA be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Letter Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Letter Agreement to be legally binding.

Dated: _____________________________           _________________________________
                                               David A. Feste

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